As filed with the Securities and Exchange Commission on May 26, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AVON PRODUCTS, INC.
(Exact Name of Registrant as specified in its charter)

New York		13-0544597
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
777 Third Avenue New York, NY 10017-1307
(Address including zip code of Principal Executive Offices)

AVON PRODUCTS, INC. 2016 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Jeff Benjamin, Esq. Senior Vice President, General Counsel and Chief Ethics & Compliance Officer 777 Third Avenue New York, New York 10017-1307 (212) 282-5000

(Name, address and telephone number, including area code, of agent for service)
Copy to:
Kevin C. Smith, Esq. Chadbourne & Parke LLP 1301 Avenue of the Americas New York, New York 10019 212-408-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.25 per share (“common stock”)	48,000,000 shares	$3.8	$182,240,000	$18,367.68

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the 1933 Act, based upon the average of the high and low prices of the common stock as quoted on the New York Stock Exchange on May 24, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).
Pursuant to Rule 429 under the 1933 Act, the prospectus that is part of this Registration Statement will also be used in connection with the offer and sale of common stock of Avon Products, Inc. (the “Company”), previously registered under the Company’s Registration Statements on Form S-8 (Registration Nos. 333-206567 and 333-188954; 333-167174; and 333-129866) for the Avon Products Inc. 2013 Stock Incentive Plan, as amended and restated, the Avon Products, Inc. 2010 Stock Incentive Plan and the Avon Products, Inc. 2005 Stock Incentive Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2015.

(3)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, dated March 18, 1998, as amended.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Notwithstanding the foregoing, the Company is not incorporating any document or other information furnished and not filed in accordance with Commission rules.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities.
Not applicable.

ITEM 5. Interest of Named Experts and Counsel.
Ginny Edwards, Esq., Vice President & Corporate Secretary, has given her opinion about certain legal matters affecting the shares of the Company’s common stock registered under this Registration Statement. Ms. Edwards is eligible to participate in the Avon Products, Inc. 2016 Omnibus Incentive Plan and owns, or has the right to acquire, a number of shares of the Company’s common stock which represents less than 1% of the total outstanding common stock of the Company.
ITEM 6. Indemnification of Directors and Officers.
New York Business Corporation Law
With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor if such director or officer acted in good faith for a purpose which he reasonably believed to be in or, in certain cases not opposed to, such corporation’s best interests, except that no indemnification will be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person has been adjudged to be liable to such corporation, unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and for a purpose he reasonably believed to be in or, in certain cases not opposed to, such corporation’s best interests and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.
Avon Products, Inc. Restated Certificate of Incorporation
Article VIII of the Company’s Restated Certificate of Incorporation provides as follows:
“No person who is or was a director of the Corporation shall have personal liability to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that the foregoing shall not limit the liability of any such person (i) if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained, in fact, a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law of New York or, (ii) for any act or omission occurring prior to the adoption of this Article VIII. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any such person to the Corporation for or with respect to any acts or omissions of such person occurring prior to such amendment or repeal. If the Business Corporation Law of New York is amended hereafter to expand or limit the liability of a director, then the liability of a person who is or was a director of the Corporation shall be deemed to be expanded to the extent required or limited to the extent permitted by the Business Corporation Law of New York, as so amended.”
Avon Products, Inc. By-Laws
Article XII of the By-Laws provides as follows:
“Section 1. Indemnification – Third Party and Derivative Actions.
(a) The corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the corporation served in any capacity at the request of the corporation, by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, including excise taxes, amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with any such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that (i) his or her acts were committed in bad faith or were the result of his or her active or deliberate dishonesty and were material to such action or proceeding or

(ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
(b) The corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his or her acts were committed in bad faith or were the result of his or her active and deliberate dishonesty and were material to such action or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
(c) The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such person has not met the standard of conduct set forth in this Section 1.
Section 2. Payment of Indemnification; Repayment.
(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 1 of this Article shall be entitled to indemnification as authorized in such Section.
(b) Any indemnification under Section 1 of this Article, unless ordered by a court, shall be made by the corporation in such manner as provided by law.
(c) Expenses incurred by a person referred to in Section 1 of this Article in defending a civil or criminal action or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount in case he or she is ultimately found, in accordance with this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he or she is entitled.
(d) Any indemnification of a person under Section 1 of this Article, or advancement of expenses under Section 2(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of such person.
Section 3. Enforcement; Defenses. The right to indemnification or advancement of expenses granted by this Article shall be enforceable by the person in question in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses under Section 2(c) of this Article where the required undertaking has been received by the corporation) that the claimant has not met the standard of conduct set forth in Section 1 of this Article, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination that indemnification of the claimant is proper, nor the fact that there has been an actual determination by the corporation that indemnification of the claimant is not proper, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.
Section 4. Other Indemnitors. As to each director of the corporation elected or designated for nomination solely by the holders of shares of any class or series of preferred stock (or shares of common stock issued upon conversion of such shares of preferred stock), the corporation shall be the indemnitor of first resort with respect to each matter for which the corporation is subject to an indemnification or advancement of expenses obligation pursuant to this Article XII (i.e., the corporation’s obligations shall be primary and any obligation of other entities shall be secondary). The corporation shall not seek contribution, subrogation or any other recovery from any such other entity in respect of any of the corporation’s obligations to such director under Article XII.
Section 5. Survival; Savings Clause; Preservation of Other Rights.
(a) The foregoing indemnification provisions shall be deemed to be a contract between the corporation and each person who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such person.
(b) If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each such person against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with any actual or threatened action by or in the right of the corporation, or any appeal therein, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.
(c) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or directors, by amendment of these by-laws or by agreement.”
Insurance
The Company maintains directors’ and officers’ liability insurance policies.
ITEM 7. Exemption from Registration Claimed.
Not applicable.
ITEM 8. Exhibits.

4.1
Restated Certificate of Incorporation, filed with the Secretary of State of the State of New York on October 5, 2012 (incorporated by reference to Exhibit 3.1 to Avon’s Current Report on Form 8-K filed on October 11, 2012).

4.2	Certificate of Amendment for Series C Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to Avon’s Current Report on Form 8-K filed on March 7, 2016).

4.3	Certificate of Amendment for Series D Preferred Stock of the Company (incorporated by reference to Exhibit 3.2 to Avon’s Current Report on Form 8-K filed on March 7, 2016).

4.2	By-Laws of Avon Products, Inc. (incorporated by reference to Exhibit 3.3 to Avon’s Current Report on Form 8-K filed on March 7, 2016).

4.3	Avon Products, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement on Schedule 14A as filed on April 15, 2016).

4.4
Form of Retention Restricted Stock Unit Award Agreement under the Avon Products, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to Avon’s Current Report on Form 8-K filed on May 26, 2016).

4.5
Form of Restricted Stock Unit Award Agreement under the Avon Products, Inc. under the 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to Avon’s Current Report on Form 8-K filed on May 26, 2016).

4.6
Form of Performance Contingent Restricted Stock Unit Award Agreement under the Avon Products, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to Avon’s Current Report on Form 8-K filed on May 26, 2016).

4.7	Form of Stock Option Award Agreement under the Avon Products, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to Avon’s Current Report on Form 8-K filed on May 26, 2016).

4.8
Form of Stock Appreciation Right Certificate Agreement under the Avon Products, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to Avon’s Current Report on Form 8-K filed on May 26, 2016)

5	Opinion of Ginny Edwards, Esq.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Ginny Edwards, Esq. (included in Exhibit 5).

23.3	Consent of Chadbourne & Parke LLP.
ITEM 9. Undertakings.
(a)    The Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the 1933 Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     That, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of May, 2016.

AVON PRODUCTS, INC.
By:	/s/ Jeff Benjamin
Name:	Jeff Benjamin
Title:	Senior Vice President, General Counsel and Chief Ethics & Compliance Officer

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Sherilyn S. McCoy SHERILYN S. MCCOY	Chief Executive Officer and Director (Principal Executive Officer)	May 26, 2016

/s/James S. Scully JAMES S. SCULLY	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	May 26, 2016

/s/ Robert Loughran ROBERT LOUGHRAN	Group Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 26, 2016

/s/ W. Don Cornwell W. DON CORNWELL	Director	May 26, 2016

/s/ Chan W. Galbato CHAN W. GALBATO	Director	May 26, 2016

/s/ Nancy Killefer NANCY KILLEFER	Director	May 26, 2016

/s/ Susan J. Kropf SUSAN J. KROPF	Director	May 26, 2016

/s/ Steven F. Mayer STEVEN F. MAYER	Director	May 26, 2016

/s/ Helen McCluskey HELEN MCCLUSKEY	Director	May 26, 2016

/s/ Charles H. Noski CHARLES H. NOSKI	Director	May 26, 2016

/s/ Michael F. Sanford MICHAEL F. SANFORD	Director	May 26, 2016

EXHIBIT INDEX

4.1
Restated Certificate of Incorporation, filed with the Secretary of State of the State of New York on October 5, 2012 (incorporated by reference to Exhibit 3.1 to Avon’s Current Report on Form 8-K filed on October 11, 2012).

4.2	Certificate of Amendment for Series C Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to Avon’s Current Report on Form 8-K filed on March 7, 2016).

4.3	Certificate of Amendment for Series D Preferred Stock of the Company (incorporated by reference to Exhibit 3.2 to Avon’s Current Report on Form 8-K filed on March 7, 2016).

4.2	By-Laws of Avon Products, Inc. (incorporated by reference to Exhibit 3.3 to Avon’s Current Report on Form 8-K filed on March 7, 2016).

4.3	Avon Products, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement on Schedule 14A as filed on April 15, 2016).

4.4
Form of Retention Restricted Stock Unit Award Agreement under the Avon Products, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to Avon’s Current Report on Form 8-K filed on May 26, 2016).

4.5
Form of Restricted Stock Unit Award Agreement under the Avon Products, Inc. under the 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to Avon’s Current Report on Form 8-K filed on May 26, 2016).

4.6
Form of Performance Contingent Restricted Stock Unit Award Agreement under the Avon Products, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to Avon’s Current Report on Form 8-K filed on May 26, 2016).

4.7	Form of Stock Option Award Agreement under the Avon Products, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to Avon’s Current Report on Form 8-K filed on May 26, 2016).

4.8
Form of Stock Appreciation Right Certificate Agreement under the Avon Products, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to Avon’s Current Report on Form 8-K filed on May 26, 2016).

5	Opinion of Ginny Edwards, Esq.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Ginny Edwards, Esq. (included in Exhibit 5).

23.3	Consent of Chadbourne & Parke LLP.